EXHIBIT 99.1

Garmin announces third quarter 2023 results

Company reports double-digit third quarter revenue and operating income growth

Schaffhausen, Switzerland / November 1, 2023/ PR Newswire – Garmin® Ltd. (NYSE: GRMN), today announced results for the third quarter ended September 30, 2023.

Highlights for third quarter 2023 include:

•
Consolidated revenue of $1.28 billion, a 12% increase compared to the prior year quarter
•
Record third quarter revenue in four of five segments
•
Gross margin and operating margin were 57.0%, and 21.2%
•
Operating income was $270 million, a 13% increase compared to the prior year quarter
•
GAAP EPS of $1.34 and pro forma EPS(1) of $1.41, representing 14% growth in pro forma EPS over the prior year quarter
•
Generated strong operating cash flows of $357 million and free cash flow(1) of $312 million
•
Launched new fitness wearables with robust health and wellness features
•
Ranked #1 in avionics product support for the 20th consecutive year by Aviation International News
•
Named Manufacturer of the Year by the National Marine Electronics Association (NMEA) for the ninth consecutive year and received five Product of Excellence Awards
•
Completed the strategic acquisition of JL Audio, strengthening our marine entertainment product portfolio

(In thousands, except per share information)	13-Weeks Ended			39-Weeks Ended
	September 30,	September 24,	YoY	September 30,	September 24,	YoY
	2023	2022	Change	2023	2022	Change
Net sales	$1,277,531	$1,140,434	12%	$3,745,751	$3,553,931	5%
Fitness	352,976	279,875	26%	932,561	772,867	21%
Outdoor	433,997	406,832	7%	1,210,773	1,318,810	(8)%
Aviation	198,160	188,043	5%	629,195	567,548	11%
Marine	182,248	196,506	(7)%	677,026	693,369	(2)%
Auto OEM	110,150	69,178	59%	296,196	201,337	47%

Gross margin %	57.0%	58.8%		57.2%	58.0%

Operating income %	21.2%	21.0%		20.1%	21.4%

GAAP diluted EPS	$1.34	$1.09	23%	$3.90	$3.52	11%
Pro forma diluted EPS(1)	$1.41	$1.24	14%	$3.88	$3.79	2%

(1) See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma diluted EPS and free cash flow

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“We delivered outstanding performance in the third quarter with double-digit percentage growth in revenue, operating income, and earnings. Looking ahead, we are well positioned for the holiday selling season with a strong lineup of innovative products which gives us confidence to raise our outlook for the remainder of the year.” - Cliff Pemble, President and Chief Executive Officer of Garmin Ltd.

Fitness:

Revenue from the fitness segment grew 26% in the third quarter with growth across all categories led by strong demand for wearables. Gross and operating margins were 54% and 21%, respectively, resulting in $75 million of operating income. During the quarter, we introduced the new Venu® 3 smartwatch family in two sizes, as well as the value packed vívoactive® 5 with a bright AMOLED display. We also recently announced the expansion of our ECG App to additional smartwatches. This FDA-cleared and clinically-validated app lets even more Garmin customers record an ECG and check for signs of atrial fibrillation right from their smartwatch.

Outdoor:

Revenue from the outdoor segment grew 7% in the third quarter with growth across multiple categories led by adventure watches. Gross and operating margins were 62% and 31%, respectively, resulting in $136 million of operating income. During the quarter, we launched the tactix® 7 AMOLED Edition, which expands our offering of wearables with AMOLED displays. This highly versatile smartwatch includes a night vision compatible flashlight and up to 31 days of battery life. We recently announced the MARQ® Carbon collection featuring a watch case and bezel inlay machined from a uniquely engineered material called Fused Carbon Fiber™—making it distinctive, strong, lightweight, and ready for adventure.

Aviation:

Revenue from the aviation segment grew 5% in the third quarter driven by growth in OEM product categories. Gross and operating margins were 75% and 25%, respectively, resulting in $49 million of operating income. During the quarter, we announced additional certifications for our GFC 500/600 autopilot, bringing the performance and safety enhancing benefits of our flight control technology to more aircraft models. We recently announced a long-term agreement to provide state-of-the-art G3000® integrated flight decks to BETA Technologies for its all-electric aircraft.

Marine:

Revenue from the marine segment decreased 7% in the third quarter with declines across multiple categories partially offset by contributions from JL Audio. Gross and operating margins were 52% and 13%, respectively, resulting in $24 million of operating income. During the quarter, we launched the GPSMAP® 9000 series in multiple sizes including the 27-inch GPSMAP 9227 that was recognized with an Innovation Award at the recent International Boatbuilders’ Exhibition. We were recently named Manufacturer of the Year and received five Product of Excellence Awards from the NMEA, and the Most Innovative Marine Company by Soundings Trade Only, a leading marine trade publication.

Auto OEM:

Revenue from the auto OEM segment grew 59% during the third quarter primarily due to increased shipments of domain controllers. Gross margin was 21% and the operating loss narrowed to $14 million in the quarter. During the quarter, domain controller deliveries continued to ramp up across the BMW lineup. We also experienced strong growth in the infotainment category with contributions from Yamaha Motorsports and Honda motorcycles.

Additional Financial Information:

Total operating expenses in the third quarter were $458 million, a 6% increase over the prior year. Research and development increased 6% primarily due to engineering personnel costs. Selling, general and administrative expenses increased 6% driven primarily by personnel related expenses and information technology costs. Advertising expenses increased 7% primarily due to higher cooperative advertising spend.

The effective tax rate in the third quarter was 8.0%. Excluding $2 million of income tax expense due to the revaluation of certain deferred tax assets associated with a state tax rate change, our pro forma effective tax rate(1) in the third quarter of 2023 was 7.2% compared to 4.3% in the prior year quarter. The year-over-year increase in the pro forma effective tax rate is primarily due to income mix by jurisdiction.

In the third quarter of 2023, we generated strong operating cash flows of $357 million and free cash flow(1) of $312 million. We paid a quarterly dividend of approximately $140 million and repurchased approximately $9 million of the Company’s shares within the quarter, leaving approximately $18 million remaining as of September 30, 2023, in the share repurchase program authorized through December 29, 2023. Including the funding of the strategic acquisition of JL Audio, we ended the quarter with cash and marketable securities of approximately $2.8 billion.

(1)
See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma effective tax rate and free cash flow.

2023 Fiscal Year Guidance:

Based on our performance in the first three quarters of 2023 and the closing of our acquisition of JL Audio, we are adjusting our full year guidance. We now anticipate revenue of approximately $5.150 billion and pro forma EPS of $5.25 based on gross margin of 56.7%, operating margin of 19.8% and a full year pro forma effective tax rate of 8.5%. This expected pro forma EPS of $5.25 includes approximately $0.05 of dilutive impact related to newly acquired JL Audio (see attached discussion on Forward-looking Financial Measures).

Dividend:

The board of directors has established December 29, 2023, as the payment date for the third dividend installment of $0.73 per share with a record date of December 15, 2023. At the 2023 annual shareholders’ meeting, Garmin shareholders, in accordance with Swiss corporate law, approved a cash dividend in the total amount of $2.92 per share, payable in four equal installments on dates to be determined by the board in its discretion. The first and second payments were made on June 30, 2023 and September 29, 2023. The board currently anticipates the scheduling of the remaining quarterly dividend installment as follows:

Dividend Date	Record Date	$s per share
March 29, 2024	March 15, 2024	$0.73

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, November 1, 2023 at 10:30 a.m. Eastern
Where:	Join a live stream of the call at the following link
https://www.garmin.com/en-US/investors/events/

An archive of the live webcast will be available until November 1, 2024 on the Garmin website at www.garmin.com. To access the replay, click on the Investors link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “anticipates,” “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s expected fiscal 2023 GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, potential future acquisitions, share repurchase programs, currency movements, expenses, pricing, new product launches, market reach, statements relating to possible future dividends, and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 31, 2022 filed by Garmin with the Securities and Exchange Commission (Commission file number 001-41118). A copy of Garmin’s 2022 Form 10-K can be downloaded from https://www.garmin.com/en-US/investors/sec/. All information provided in this release and in the attachments is as of September 30, 2023. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

This release and the attachments contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the Company’s use of these measures are included in the attachments.

Garmin, the Garmin logo, the Garmin delta, epix, fēnix, Fused Carbon Fiber, venu, vivoactive, tactix, MARQ, G3000, and GPSMAP are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Krista Klaus
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2023	2022	2023	2022
Net sales	$1,277,531	$1,140,434	$3,745,751	$3,553,931
Cost of goods sold	548,962	469,935	1,604,945	1,492,126
Gross profit	728,569	670,499	2,140,806	2,061,805

Advertising expense	35,158	32,888	111,849	110,378
Selling, general and administrative expense	201,470	189,546	609,800	571,541
Research and development expense	221,572	208,692	667,451	619,215
Total operating expense	458,200	431,126	1,389,100	1,301,134

Operating income	270,369	239,373	751,706	760,671

Other income (expense):
Interest income	19,803	10,472	54,461	26,520
Foreign currency gains (losses)	(11,539)	(29,863)	6,946	(55,809)
Other income	938	285	4,206	3,716
Total other income (expense)	9,202	(19,106)	65,613	(25,573)

Income before income taxes	279,571	220,267	817,319	735,098
Income tax provision	22,328	9,419	69,810	54,785
Net income	$257,243	$210,848	$747,509	$680,313

Net income per share:
Basic	$1.34	$1.09	$3.91	$3.53
Diluted	$1.34	$1.09	$3.90	$3.52

Weighted average common shares outstanding:
Basic	191,435	192,672	191,409	192,878
Diluted	191,868	193,105	191,772	193,378

Garmin Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$1,422,855	$1,279,194
Marketable securities	273,050	173,288
Accounts receivable, net	721,137	656,847
Inventories	1,439,894	1,515,045
Deferred costs	15,296	14,862
Prepaid expenses and other current assets	284,682	315,915
Total current assets	4,156,914	3,955,151

Property and equipment, net	1,187,375	1,147,005
Operating lease right-of-use assets	140,635	138,040
Noncurrent marketable securities	1,081,674	1,208,360
Deferred income tax assets	514,876	441,071
Noncurrent deferred costs	10,538	9,831
Goodwill	594,449	567,994
Other intangible assets, net	185,835	178,461
Other noncurrent assets	92,726	85,257
Total assets	$7,965,022	$7,731,170

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$268,030	$212,417
Salaries and benefits payable	196,665	176,114
Accrued warranty costs	53,533	50,952
Accrued sales program costs	71,558	97,772
Other accrued expenses	208,717	197,376
Deferred revenue	98,289	91,092
Income taxes payable	151,559	246,180
Dividend payable	279,447	139,732
Total current liabilities	1,327,798	1,211,635

Deferred income tax liabilities	116,419	129,965
Noncurrent income taxes payable	24,577	34,627
Noncurrent deferred revenue	35,525	35,702
Noncurrent operating lease liabilities	111,035	114,541
Other noncurrent liabilities	388	360

Stockholders’ equity:
Shares (195,880 and 198,077 shares authorized and issued; 191,387 and 191,623 shares outstanding)	19,588	17,979
Additional paid-in capital	2,100,357	2,042,472
Treasury stock (4,493 and 6,454 shares)	(331,393)	(475,095)
Retained earnings	4,721,555	4,733,517
Accumulated other comprehensive income (loss)	(160,827)	(114,533)
Total stockholders’ equity	6,349,280	6,204,340
Total liabilities and stockholders’ equity	$7,965,022	$7,731,170

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	39-Weeks Ended
	September 30, 2023	September 24, 2022
Operating Activities:
Net income	$747,509	$680,313
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	98,483	88,005
Amortization	33,751	34,349
Gain on sale or disposal of property and equipment	(50)	(1,652)
Unrealized foreign currency losses	9,927	45,498
Deferred income taxes	(90,214)	(101,133)
Stock compensation expense	66,214	57,871
Realized loss on marketable securities	56	982
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net of allowance for doubtful accounts	(54,756)	156,666
Inventories	111,459	(442,312)
Other current and noncurrent assets	28,288	29,299
Accounts payable	55,340	(64,199)
Other current and noncurrent liabilities	430	(84,287)
Deferred revenue	7,063	(3,299)
Deferred costs	(1,152)	3,426
Income taxes	(102,024)	20,067
Net cash provided by operating activities	910,324	419,594

Investing activities:
Purchases of property and equipment	(144,876)	(184,928)
Proceeds from sale of property and equipment	157	1,693
Purchase of intangible assets	(1,175)	(1,411)
Purchase of marketable securities	(116,039)	(1,044,942)
Redemption of marketable securities	145,094	923,894
Acquisitions, net of cash acquired	(150,853)	(13,455)
Net cash used in investing activities	(267,692)	(319,149)

Financing activities:
Dividends	(419,166)	(399,074)
Proceeds from issuance of treasury stock related to equity awards	21,946	41,052
Purchase of treasury stock related to equity awards	(9,397)	(14,750)
Purchase of treasury stock under share repurchase plan	(79,533)	(105,206)
Net cash used in financing activities	(486,150)	(477,978)

Effect of exchange rate changes on cash and cash equivalents	(12,854)	(38,265)

Net increase (decrease) in cash, cash equivalents, and restricted cash	143,628	(415,798)
Cash, cash equivalents, and restricted cash at beginning of period	1,279,912	1,498,843
Cash, cash equivalents, and restricted cash at end of period	$1,423,540	$1,083,045

Garmin Ltd. and Subsidiaries
Net Sales, Gross Profit and Operating Income by Segment (Unaudited)
(In thousands)

The Company announced an organization realignment in January 2023, which combined the consumer auto operating segment with the outdoor operating segment. As a result, the Company’s operating segments, which also represent our reportable segments, are fitness, outdoor, aviation, marine, and auto OEM. Results for the 13-week and 39-week periods ended September 24, 2022 have been recast below to conform with the current period presentation. This change had no effect on the Company’s consolidated results of operations.

	Fitness	Outdoor	Aviation	Marine	Auto OEM	Total
13-Weeks Ended September 30, 2023
Net sales	$352,976	$433,997	$198,160	$182,248	$110,150	$1,277,531
Gross profit	190,685	270,774	148,364	95,186	23,560	728,569
Operating income (loss)	74,614	136,401	49,269	23,850	(13,765)	270,369

13-Weeks Ended September 24, 2022
Net sales	$279,875	$406,832	$188,043	$196,506	$69,178	$1,140,434
Gross profit	147,716	250,412	137,732	110,747	23,892	670,499
Operating income (loss)	40,850	122,947	48,487	44,950	(17,861)	239,373

39-Weeks Ended September 30, 2023
Net sales	$932,561	$1,210,773	$629,195	$677,026	$296,196	$3,745,751
Gross profit	484,759	755,800	463,774	365,162	71,311	2,140,806
Operating income (loss)	139,651	351,399	169,730	142,135	(51,209)	751,706

39-Weeks Ended September 24, 2022
Net sales	$772,867	$1,318,810	$567,548	$693,369	$201,337	$3,553,931
Gross profit	387,921	819,376	413,206	376,734	64,568	2,061,805
Operating income (loss)	64,894	439,129	150,359	172,451	(66,162)	760,671

Garmin Ltd. and Subsidiaries
Net Sales by Geography (Unaudited)
(In thousands)

	13-Weeks Ended			39-Weeks Ended
	September 30,	September 24,	YoY	September 30,	September 24,	YoY
	2023	2022	Change	2023	2022	Change
Net sales	$1,277,531	$1,140,434	12%	$3,745,751	$3,553,931	5%
Americas	628,157	563,310	12%	1,881,710	1,780,117	6%
EMEA	439,123	382,865	15%	1,252,526	1,192,893	5%
APAC	210,251	194,259	8%	611,515	580,921	5%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma effective tax rate, pro forma net income (earnings) per share and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, management believes disclosure of the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors' consistent comparison between periods.

(In thousands)	13-Weeks Ended				39-Weeks Ended
	September 30,		September 24,		September 30,		September 24,
	2023		2022		2023		2022
	$	ETR(1)	$	ETR(1)	$	ETR(1)	$	ETR(1)
GAAP income tax provision	$22,328	8.0%	$9,419	4.3%	$69,810	8.5%	$54,785	7.5%
Pro forma discrete tax item:
Tax effect of state rate change(2)	(2,269)		—		(2,269)		—
Pro forma income tax provision	$20,059	7.2%	$9,419	4.3%	$67,541	8.3%	$54,785	7.5%

(1) Effective tax rate is calculated by taking the income tax provision divided by income before taxes, as presented on the face of the Condensed Consolidated Statements of Income.

(2) In third quarter 2023, the Company recognized $2.3 million of tax expense due to the revaluation of deferred tax assets associated with the change in corporate income tax rate for the state of Kansas. The impact of the revaluation of these deferred tax assets was not reflective of income tax expense incurred as a result of current period earnings.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

(In thousands, except per share information)	13-Weeks Ended		39-Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2023	2022	2023	2022
GAAP net income	$257,243	$210,848	$747,509	$680,313
Foreign currency gains / losses(1)	11,539	29,863	(6,946)	55,809
Tax effect of foreign currency gains/ losses(2)	(828)	(1,277)	574	(4,159)
Pro forma discrete tax item(3)	2,269	—	2,269	—
Pro forma net income	$270,223	$239,434	$743,406	$731,963

GAAP net income per share:
Basic	$1.34	$1.09	$3.91	$3.53
Diluted	$1.34	$1.09	$3.90	$3.52

Pro forma net income per share:
Basic	$1.41	$1.24	$3.88	$3.79
Diluted	$1.41	$1.24	$3.88	$3.79

Weighted average common shares outstanding:
Basic	191,435	192,672	191,409	192,878
Diluted	191,868	193,105	191,772	193,378

(1) Foreign currency gains and losses for the Company are driven by movements of a number of currencies in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at a given legal entity. However, there is minimal cash impact from such foreign currency gains and losses.

(2) The tax effect of foreign currency gains and losses was calculated using the pro forma effective tax rates of 7.2% and 8.3% for the 13-weeks and 39-weeks ended September 30, 2023, respectively and 4.3% and 7.5% for the 13-weeks and 39-weeks ended September 24, 2022, respectively.

(3) The discrete tax item is discussed in the pro forma effective tax rate section above.

Free cash flow

Management believes that free cash flow is an important liquidity measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flows less capital expenditures for property and equipment. Management believes that excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operations and allows more accurate comparisons of the Company’s results between periods. This metric may also be useful to investors but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures. The most comparable GAAP measure is net cash provided by operating activities.

(In thousands)	13-Weeks Ended		39-Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2023	2022	2023	2022
Net cash provided by operating activities	$357,412	$154,118	$910,324	$419,594
Less: purchases of property and equipment	(45,530)	(50,130)	(144,876)	(184,928)
Free Cash Flow	$311,882	$103,988	$765,448	$234,666

Forward-looking Financial Measures

The forward-looking financial measures in our 2023 guidance provided above do not consider the potential future net effect of foreign currency exchange gains and losses, certain discrete tax items and any other impacts that may be identified as pro forma adjustments in calculating the non-GAAP measures described above.

The estimated impact of foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact on diluted net income per share of foreign currency gains and losses, net of tax effects, was $0.03 per share for the 39-weeks ended September 30, 2023.

At this time, management is unable to determine whether or not additional significant discrete tax items will occur in fiscal 2023, estimate the impact of any such items, or anticipate the impact of any other events that may be considered in the calculation of non-GAAP financial measures.